Exhibit 99.2

EMPIRE RESORTS STATEMENT REGARDING THE
 ST. REGIS MOHAWK TRIBE

Monticello, N.Y., July x, 2010.  Empire Resorts, Inc., (NASDAQ: NYNY) today announced it has received word the St. Regis Mohawk Tribe has decided to end its exclusive discussions with Empire Resorts to build a Class III casino in the Catskills region of New York State.

Empire Resorts CEO Joseph D’Amato commented, “We concur with the Tribe’s assessment that the Monticello Casino and Raceway site is the Tribe’s best choice for Class III gaming in the Catskills given the important federal, state and local approvals that have taken many years to complete. While it is unfortunate that the Tribe has indicated its intention to explore other Catskill locations where it would have no site specific approvals, Empire Resorts respects the Council’s position and we wish them every success.”

The St. Regis Mohawk Tribe is only the second tribe in history to obtain the federal “two-part determination” necessary to own and operate an off-reservation casino. In order to build the casino, the land must be taken into trust and the Tribe has successfully completed nearly all of the many steps necessary to have this done; all of the related approvals are still valid.

Mr. D’Amato concluded, “Empire Resorts will continue to explore every growth opportunity including the expansion of our existing facility. In terms of tribal gaming, our Monticello Casino and Raceway site has unparallel infrastructure, approvals and access that will make it a prime location for any future gaming in the Catskills should the St. Regis Mohawks, or any other Tribe, wish to pursue off-reservation gaming in Sullivan County.”

About Empire Resorts
Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Company Contact:

Charles A. Degliomini
Executive Vice President
(845) 807-0001
cdegliomini@empireresorts.com

Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year, as well as the Form 10-Q for the most recently ended fiscal quarter.